Exhibit 99.1

MIC

125 West 55th Street New York, NY10019 United States	Telephone Facsimile Internet:	+1 212 231 1825 +1 212 231 1828 www.macquarie.com/mic

FOR IMMEDIATE RELEASE

MIC REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS,
INCREASES QUARTERLY CASH DIVIDEND

•	Authorizes cash dividend of $1.42 per share, up 10.1%
•	Completes acquisitions of Epic Midstream, Orion Jet Center

New York, November 1, 2017 — Macquarie Infrastructure Corporation (NYSE: MIC) today reported its financial results for the third quarter of 2017.

“MIC’s performance in the third quarter was consistent with the first half of the year with continued strong performance at Atlantic Aviation tempered by modest headwinds at our Contracted Power business,” said James Hooke, chief executive officer of MIC. “We successfully completed the acquisitions of Epic Midstream and Orion Jet Center, as anticipated, and we continue to find opportunities to put growth capital to work at a rate that should see the Company achieve full year deployments of at least $650.0 million.”

“MIC’s financial results for the quarter supported an increase in our quarterly cash dividend to $1.42 per share — a 10.1% uptick versus the third quarter in 2016,” Hooke added. The Company reaffirmed its guidance with respect to a 10% increase year over year in its cash dividend in 2017. Management’s expectation for growth in cash generation and dividends assumes the continued improvement in operating results of existing businesses, together with anticipated contributions from investments and acquisitions.

MIC reported a 14.8% decrease in net income to $36.2 million for the quarter ended September 30, 2017 compared with $42.5 million in the third quarter of 2016. The decrease reflects primarily unrealized non-cash losses on interest rate hedging contracts compared with unrealized gains on similar contracts in the prior period. The losses were partially offset by improved operating results. Through nine months of the year, MIC’s net income increased 13.3% to $94.8 million.

The Company reported cash generated by operating activities of $148.5 million and $397.7 million in the quarter and nine months ended September 30, 2017, respectively, compared with $159.1 million and $437.0 million reported in the prior comparable periods. The decrease in cash from operations in the quarter reflects primarily the timing of payment of insurance premiums, higher state taxes and changes in working capital related to higher inventory costs. The impact of these was partially offset by improved operating results and contributions from acquired businesses.

MIC’s businesses produced an aggregate $144.4 million and $432.4 million of Adjusted Free Cash Flow in the quarter and year to date periods ended September 30, 2017, respectively, up 9.5% and 10.4% from the amounts generated in the prior corresponding periods. The Company defines Adjusted Free Cash Flow as cash from operating activities (including from its proportionate interest in wind and solar facilities), less maintenance capital expenditures, less changes in working capital, adjusted for certain one-time items. (See Summary Financial Information below)

“With the consistent performance of our existing businesses, we made a decision to spend approximately $5.0 million more on our business development platforms and insourcing of operations of our renewable power business,” Hooke noted. “This decision will make it likely that the Company will now generate growth in Free Cash Flow of approximately 9% in 2017 compared with 2016.”

MIC has committed capital to various development platforms, including those involved in fuel storage, logistics and wind and solar power that are not expected to deliver cash flow generating projects over the near term. MIC also incurred costs in 2017 to insource aspects of the operations and oversight of the Company’s renewable energy power generation projects that had previously been conducted by various third party providers. Management believes that insourcing will lead to improved performance from these projects. The combined cost of the two initiatives is expected to result in a reduction in Free Cash Flow generation of approximately $5.0 million, or $0.06 per share, for the full year.

Consistent with past practices, MIC is expected to provide the market with its views on 2018 performance in the context of its full year results release next February. 2018 guidance is likely to reflect the benefit of growth capital deployed in 2017, the impact of a fully functioning shared services capability and the expected uplift associated with the general rate filing by MIC’s Hawaii Gas business.

“We’re excited about our prospects in 2018, given the pending completion of the buildout of BEC II and the benefits of the gas lateral completed this past year, as well as the full-year contribution from the several acquisitions we have been able to complete,” said Hooke. “We also expect to see some initial economic benefits from our investment in development of renewable power projects.”

The MIC board of directors authorized a cash dividend of $1.42 per share, or $5.68 annualized, for the third quarter of 2017. The dividend will be payable November 16, 2017 to shareholders of record on November 13, 2017. The payment represents a 10.1% increase over the dividend paid for the third quarter of 2016 and is consistent with MIC’s guidance for a 10% increase in its annual dividend in 2017 over 2016.

The ongoing implementation of MIC’s shared services initiative is resulting in reductions in general and administrative expenses consistent with the Company’s guidance for savings of between $7.0 and $8.0 million in 2017. As anticipated, the savings have been offset by expenses including primarily severance payments and consulting fees. Those expenses totaled $1.4 million in the third quarter and $6.8 million in the year to date periods. The Company does not expect to incur implementation costs in 2018 and has excluded those incurred in 2017 from its presentation of both Adjusted EBITDA excluding non-cash items and Adjusted Free Cash Flow in an effort to provide clarity with respect to the recurring cash flows generated by its businesses.

MIC expects to realize annual general and administrative cost savings of between $12.0 million and $15.0 million in 2018, compared with its 2016 baseline, as a result of the shared services initiative. The expected savings will not be spread evenly, or even proportionately, across MIC’s businesses and some businesses may simply benefit from an improvement in service levels. Shared services provides business support functions including Accounting, Human Resources, Tax, Information Technology, Procurement and Risk Management support to each of MIC’s operating entities.

MIC incurred approximately $3.0 million of transaction related expenses during the third quarter as a result of a heightened level of activity associated with the evaluation of various investment and acquisition opportunities. Through nine months, transaction related costs have totaled $7.9 million. These costs have been recorded as an expense in the Corporate and Other segment of MIC’s financial statements and have been excluded from the Company’s presentation of both Adjusted EBITDA excluding non-cash items and Adjusted Free Cash Flow in an effort to provide clarity with respect to the recurring cash flows being generated by its businesses.

Management Changes

On September 11, 2017, James Hooke, MIC’s chief executive officer notified the Company’s board of directors of his intent to resign. Subsequently, Hooke and the board agreed that the effective date of his resignation would be December 31, 2017.

On October 30, 2017, the MIC board appointed Christopher Frost as chief executive officer of the Company, effective January 1, 2018. Frost, age 48, was appointed president and chief operating officer of the Company effective October 26, 2017.

Quarterly Segment Highlights

Growth in revenue at IMTT reflected a partial quarter contribution from the recently acquired Epic Midstream terminalling business, partially offset by a decline in utilization and a reduced contribution from IMTT subsidiary OMI Environmental Solutions due to reduced spill response activity. Utilization rates at IMTT decreased to 92.7% and 94.3% for the quarter and nine month periods ended September 30, 2017, respectively, versus 96.7% and 96.4% in the prior comparable periods. The sequential decline from 94.0% in the second quarter of 2017 reflected primarily the impact of two large tanks in Louisiana being out of service for portions of the quarter. Both tanks were re-leased by the middle of October.

Comparison of IMTT’s results for the quarter to date period ended September 30, 2017 should be considered in light of the approximately $13.0 million of insurance proceeds related to dock damage recorded in Other Income, net and $13.9 million of related maintenance capital expenditures in the third quarter in 2016. Excluding these, IMTT’s EBITDA excluding non-cash items would have increased by $4.9 million or 6.6% for the third quarter and by $14.2 million or 6.2% for the nine months ended September 30, 2017. Free Cash Flow generated by IMTT increased by 7.9% in the quarter ended September 30, 2017 and by 10.0% on a year to date basis in part as a result of improvement in operations and a reduction in maintenance capital expenditures.

Strong growth in general aviation flight activity during the third quarter, together with contributions from acquisitions, drove improvement in the financial performance of Atlantic Aviation. Domestic general aviation flight activity increased by approximately 4.0%, based on data reported by the Federal Aviation Administration.

The increase in flight activity, together with contributions from two additional sites added to the Atlantic Aviation network of fixed base operations (FBO) over the past twelve months, drove growth in EBITDA excluding non-cash items and Free Cash Flow of 12.8% and 15.4%, respectively, in the quarter. For the nine months ended September 30, 2017, EBITDA excluding non-cash items and Free Cash Flow generated by Atlantic increased 9.6% and 13.3%, respectively. At the end of the third quarter Atlantic Aviation completed its second FBO acquisition of the year, acquiring the Orion Jet Center at Opa Locka-Miami Executive Airport north of downtown Miami. The south Florida region is one of the fastest growing general aviation markets in the U.S.

MIC’s portfolio of wind and solar power facilities benefitted from contributions from acquisitions completed during the past year, although these were partially offset by a reduction in wind and solar resources versus the prior comparable quarter and year to date periods. MIC has entered into agreements with developers of both wind and solar projects and continues to make a portion of its capital available for the construction of additional renewable power facilities. One of those developers sold a number of solar projects in the third quarter and distributed of a portion of the profits to MIC, per the terms of the development agreement, during the period.

MIC has elected to insource the operations oversight of its renewable power businesses. The insourcing was undertaken as a result of a lack of oversight on the part of third party service providers that led to lost power generation revenue and opportunities to optimize the performance of certain assets. With ten renewable facilities in its portfolio and additional facilities in development, MIC expects the insourced capability to facilitate creation of scale in the sector and to provide control benefits.

MIC’s Bayonne Energy Center (BEC) is a thermal power facility providing peaking power to parts of New York City from a plant located in Bayonne, NJ. 62.5% of the plant’s capacity generates revenue pursuant to a tolling agreement independent of the power needs of the community. 37.5% of the capacity is available on a merchant basis and therefore exposed to demand for peak power. The merchant portion of the facility underperformed expectations in the third quarter as a result of lower than anticipated capacity prices during the summer of 2017 and a reduction in utilization and energy margins relative to prior years driven by milder weather in 2017 versus 2016. The reduced contribution was partially offset by lower natural gas costs as a result of connecting the plant to a second, less expensive source of gas during the summer of 2017 and by additional tariff revenue from the grid operator for new services provided.

In aggregate, the businesses comprising MIC’s Contracted Power segment generated $0.66 million, or 2.0%, less EBITDA excluding non-cash items and $0.75 million, or 2.8%, less Free Cash Flow in the third quarter of 2017 compared with the third quarter in 2016. For the nine months ended September 30, 2017, the segment produced an increase in EBITDA excluding non-cash items of $1.5 million and no change in Free Cash Flow.

The Company’s MIC Hawaii segment reported revenue growth driven by an increase in the volume of gas sold by Hawaii Gas and contributions from acquisitions compared with the third quarter of 2016. A portion of the increase was offset by higher state taxes in the quarter and lower prices achieved on gas sales in certain markets.

For the quarter ended September 30, 2017, EBITDA excluding non-cash items and Free Cash Flow generated by MIC Hawaii decreased by $0.27 million, or 2.0%, and $0.56 million or 6.4%, respectively,

versus the prior comparable period. For the nine months ended September 30, 2017, EBITDA excluding non-cash items was flat and Free Cash Flow increased by $1.9 million or 6.4%.

Summary Financial Information

	Quarter Ended September 30,		Change Favorable/(Unfavorable)		Nine Months Ended September 30,		Change Favorable/(Unfavorable)
	2017	2016	$	%	2017	2016	$	%
	($ In Thousands, Except Share and Per Share Data) (Unaudited)
GAAP Metrics
Net income	$36,173	$42,481	(6,308)	(14.8)	$94,836	$83,738	11,098	13.3
Weighted average number of shares outstanding: basic	83,644,806	81,220,841	2,423,965	3.0	82,743,285	80,570,192	2,173,093	2.7
Net income per share attributable to MIC	$0.48	$0.52	(0.04)	(7.7)	$1.23	$1.04	0.19	18.3
Cash provided by operating activities	148,465	159,070	(10,605)	(6.7)	397,669	436,988	(39,319)	(9.0)
MIC Non-GAAP Metrics
EBITDA excluding non-cash items(1)(2)	$182,684	$186,823	(4,139)	(2.2)	$533,923	$529,582	4,341	0.8
Shared service implementation costs	1,402	—	1,402	NM	6,847	—	6,847	NM
Investment and acquisition costs	3,023	—	3,023	NM	7,873	—	7,873	NM
Adjusted EBITDA excluding non-cash items(2)	$187,109	$186,823	286	0.2	$548,643	$529,582	19,061	3.6
Cash interest(3)	$(27,151)	$(27,389)	238	0.9	$(79,435)	$(82,008)	2,573	3.1
Cash taxes	(2,154)	(1,115)	(1,039)	(93.2)	(8,493)	(5,283)	(3,210)	(60.8)
Maintenance capital expenditures(4)	(12,106)	(24,472)	12,366	50.5	(23,062)	(44,725)	21,663	48.4
Noncontrolling interest(5)	(1,308)	(1,947)	639	32.8	(5,223)	(5,954)	731	12.3
Adjusted Free Cash Flow	$144,390	$131,900	12,490	9.5	$432,430	$391,612	40,818	10.4

NM — Not meaningful

(1)	EBITDA excluding non-cash items is calculated as net income before interest expense, taxes, depreciation and amortization expense, management fees, pension expense and other non-cash (income) expense recorded in the consolidated statement of operations. See below for reconciliation of net income (loss) to EBITDA excluding non-cash items.
(2)	For the quarter and nine months ended September 30, 2016, EBITDA excluding non-cash items included $13.0 million and $15.5 million, respectively, of insurance recoveries related to damaged docks at IMTT.
(3)	Cash interest is calculated as interest expense excluding the impact of non-cash adjustments for unrealized (gains) losses from derivative instruments, amortization of deferred financing costs and the amortization of debt discount recorded in the consolidated statement of operations.
(4)	For the quarter and nine months ended September 30, 2016, maintenance capital expenditures included $13.9 million associated with the rebuilding of damaged docks, the majority of which were insured losses, at IMTT.
(5)	Noncontrolling interest adjustment represents the portion of Free Cash Flow not attributable to MIC's ownership interest.

Adjusted EBITDA excluding non-cash items, on a proportionately combined basis, would have increased by 8.2% to $185.0 million in the quarter ended September 30, 2017 excluding the impact of the insurance recovery by IMTT in 2016 discussed above. Through the nine months ended September 30, 2017, the increase would have been 7.0% to $541.0 million.

Conference Call and Webcast

When:  MIC has scheduled a conference call for 8:00 a.m. Eastern Time on Thursday, November 2, 2017 during which management will review and comment on the third quarter 2017 results.

How:  To listen to the conference call dial +1(650) 521-5252 or +1(877) 852-2928 at least 10 minutes prior to the scheduled start time. A webcast of the call will be accessible via the Company’s website at www.macquarie.com/mic. Allow extra time prior to the call to visit the site and download the software needed to listen to the webcast.

Slides:  MIC will prepare materials in support of its conference call. The materials will be available for downloading from the Company’s website prior to the call.

Replay:  For interested individuals unable to participate in the live conference call, a replay will be available after 2:00 p.m. on November 2, 2017 through midnight on November 8, 2017, at +1(404) 537-3406 or +1(855) 859-2056, Passcode: 98492892. An online archive of the webcast will be available on the Company’s website for one year following the call.

About MIC

MIC owns and operates a diversified group of businesses providing basic services to customers primarily in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals; an airport services business, Atlantic Aviation; entities comprising an energy services, production and distribution segment, MIC Hawaii; and entities comprising a Contracted Power segment. For additional information, please visit the MIC website at www.macquarie.com/mic. MIC-G

Use of Non-GAAP Measures

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items, Free Cash Flow and Proportionately Combined Metrics

In addition to MIC’s results under U.S. GAAP, the Company uses certain non-GAAP measures to assess the performance and prospects of its businesses. In particular, MIC uses EBITDA excluding non-cash items, Free Cash Flow and certain proportionately combined financial metrics. Proportionately combined financial metrics, including Free Cash Flow, reflect the Company’s proportionate interest in its wind and solar facilities.

MIC measures EBITDA excluding non-cash items as a reflection of its businesses’ ability to effectively manage the volume of products sold or services provided, the operating margin earned on those transactions and the management of operating expenses independent of the capitalization and tax attributes of those businesses. The Company believes investors use EBITDA excluding non-cash items primarily as a measure to assess the operating performance of its businesses and to make comparisons with the operating performance of other businesses whose depreciation and amortization expense may vary widely from MIC’s, particularly where acquisitions and other non-operating factors are involved. MIC defines EBITDA excluding non-cash items as net income (loss) or earnings — the most comparable GAAP measure — before interest, taxes, depreciation and amortization and non-cash items including impairments, unrealized derivative gains and losses, adjustments for other non-cash items and pension expenses reflected in the statements of operations. EBITDA excluding non-cash items also excludes base management fees and performance fees, if any, whether paid in cash or stock.

Given MIC’s varied ownership levels in its CP and MIC Hawaii segments, together with obligations to report the results of these businesses on a consolidated basis, GAAP measures such as net income (loss) do not fully reflect all of the items management considers in assessing the amount of cash generated based on its proportionate interest in its wind and solar facilities. The Company notes that the proportionately combined metrics used may be calculated in a different manner by other companies and may limit their usefulness as a comparative measure. Therefore, proportionately combined metrics should be used as a supplemental measure and not in lieu of its financial results reported under GAAP.

The Company’s businesses are characteristically owners of high-value, long-lived assets capable of generating substantial Free Cash Flow. MIC defines Free Cash Flow as cash from operating activities — the most comparable GAAP measure — which includes cash paid for interest, taxes and pension contributions, less maintenance capital expenditures, which includes principal repayments on capital lease obligations used to fund maintenance capital expenditures, and excludes changes in working capital.

Management uses Free Cash Flow as a measure of its ability to provide investors with an attractive risk-adjusted return by sustaining and potentially increasing MIC’s quarterly cash dividend and funding a portion of the Company’s growth. GAAP metrics such as net income (loss) do not provide MIC management with the same level of visibility into the performance and prospects of the business as a result of: (i) the capital intensive nature of MIC’s businesses and the generation of non-cash depreciation and amortization; (ii) shares issued to the Company’s external manager under the Management Services Agreement; (iii) the Company’s ability to defer all or a portion of current federal income taxes; (iv) non-cash unrealized gains or losses on derivative instruments; (v) amortization of tolling liabilities; (vi) gains (losses) on disposal of assets; and (vii) pension expenses. Pension expenses primarily consist of interest expense, expected return on plan assets and amortization of actuarial and performance gains and losses. Any cash contributions to pension plans are reflected as a reduction to Free Cash Flow. Management believes that external consumers of its financial statements, including investors and research analysts, use Free Cash Flow both to assess the Company’s performance and as an indicator of its success in generating an attractive risk-adjusted return.

In its Quarterly Report on Form 10-Q, the Company has disclosed Free Cash Flow on a consolidated basis and for each of its operating segments and MIC Corporate. Management believes that both EBITDA excluding non-cash items and Free Cash Flow support a more complete and accurate understanding of the financial and operating performance of its businesses than would otherwise be achieved using GAAP results alone.

Free Cash Flow does not take into consideration required payments on indebtedness and other fixed obligations or other cash items that are excluded from MIC’s definition of Free Cash Flow. Management notes that Free Cash Flow may be calculated differently by other companies thereby limiting its usefulness as a comparative measure. Free Cash Flow should be used as a supplemental measure and not in lieu of its financial results reported under GAAP.

See also “Reconciliation of Consolidated Net Income (Loss) to EBITDA Excluding Non-Cash Items and a Reconciliation from Cash Provided by Operating Activities to Free Cash Flow” below.

Classification of Maintenance Capital Expenditures and Growth Capital Expenditures

MIC categorizes capital expenditures as either maintenance capital expenditures or growth capital expenditures. As neither maintenance capital expenditure nor growth capital expenditure is a GAAP term, the Company has adopted a framework to categorize specific capital expenditures. In broad terms, maintenance capital expenditures primarily maintain MIC’s businesses at current levels of operations, capability, profitability or cash flow, while growth capital expenditures primarily provide new or enhanced levels of operations, capability, profitability or cash flow. Management considers a number of factors in determining whether a specific capital expenditure will be classified as maintenance or growth.

In some cases, specific capital expenditures contain characteristics of both maintenance and growth capital expenditures. MIC does not bifurcate specific capital expenditures into maintenance and growth components. Each discrete capital expenditure is considered within the above framework and the entire capital expenditure is classified as either maintenance or growth.

Forward-Looking Statements

This press release contains forward-looking statements. MIC may, in some cases, use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, “potentially”, or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this release are subject to a number of risks and uncertainties, some of which are beyond MIC’s control including, among other things: changes in general economic or business conditions; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement its strategy; risks associated with development, investment and expansion in the power industry; its regulatory environment establishing rate structures and monitoring quality of service; demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks; fuel and gas and other commodity costs; its ability to recover increases in costs from customers, cybersecurity risks, work interruptions or other labor stoppages; risks related to its shared services initiative; reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Corporation is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Corporation.

For further information, please contact:

Investors: Jay Davis Investor Relations MIC 212-231-1825	Media: Melissa McNamara Corporate Communications MIC 212-231-1667

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS
($ in Thousands, Except Share Data)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,737	$44,767
Restricted cash	22,809	16,420
Accounts receivable, less allowance for doubtful accounts of $1,037 and $1,434, respectively	145,506	124,846
Inventories	35,960	31,461
Prepaid expenses	13,799	14,561
Fair value of derivative instruments	8,675	5,514
Other current assets	16,742	7,099
Total current assets	279,228	244,668
Property, equipment, land and leasehold improvements, net	4,611,633	4,346,536
Investment in unconsolidated business	9,526	8,835
Goodwill	2,075,965	2,024,409
Intangible assets, net	931,433	888,971
Fair value of derivative instruments	18,743	30,781
Other noncurrent assets	28,835	15,053
Total assets	$7,955,363	$7,559,253
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Due to Manager-related party	$6,098	$6,594
Accounts payable	59,078	69,566
Accrued expenses	101,766	83,734
Current portion of long-term debt	48,335	40,016
Fair value of derivative instruments	3,992	9,297
Other current liabilities	40,932	41,802
Total current liabilities	260,201	251,009
Long-term debt, net of current portion	3,424,776	3,039,966
Deferred income taxes	955,542	896,116
Fair value of derivative instruments	5,807	5,966
Tolling agreements – noncurrent	54,540	60,373
Other noncurrent liabilities	158,308	158,289
Total liabilities	4,859,174	4,411,719
Commitments and contingencies	—	—
Stockholders’ equity(1):
Common stock ($0.001 par value; 500,000,000 authorized; 84,481,865 shares issued and outstanding at September 30, 2017 and 82,047,526 shares issued and outstanding at December 31, 2016)	$84	$82
Additional paid in capital	1,942,417	2,089,407
Accumulated other comprehensive loss	(26,222)	(28,960)
Retained earnings	994,495	892,365
Total stockholders’ equity	2,910,774	2,952,894
Noncontrolling interests	185,415	194,640
Total equity	3,096,189	3,147,534
Total liabilities and equity	$7,955,363	$7,559,253

(1)	The Company is authorized to issue 100,000,000 shares of preferred stock, par value $0.001 per share. At September 30, 2017 and December 31, 2016, no preferred stock were issued or outstanding. The Company has 100 shares of special stock issued and outstanding to its Manager at September 30, 2017 and December 31, 2016.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($ in Thousands, Except Share and Per Share Data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue
Service revenue	$358,220	$323,975	$1,067,069	$942,437
Product revenue	94,841	96,549	276,439	272,053
Total revenue	453,061	420,524	1,343,508	1,214,490
Costs and expenses
Cost of services	153,218	134,512	455,038	371,832
Cost of product sales	35,669	39,845	123,143	107,923
Selling, general and administrative	84,898	77,468	244,817	222,182
Fees to Manager – related party	17,954	18,382	54,610	49,570
Depreciation	58,009	59,242	172,753	172,125
Amortization of intangibles	17,329	15,417	50,920	49,917
Total operating expenses	367,077	344,866	1,101,281	973,549
Operating income	85,984	75,658	242,227	240,941
Other income (expense)
Interest income	54	27	129	85
Interest expense(1)	(29,291)	(20,871)	(90,129)	(117,268)
Other income, net	4,973	16,689	7,893	20,389
Net income before income taxes	61,720	71,503	160,120	144,147
Provision for income taxes	(25,547)	(29,022)	(65,284)	(60,409)
Net income	$36,173	$42,481	$94,836	$83,738
Less: net (loss) income attributable to noncontrolling interests	(3,922)	455	(7,294)	165
Net income attributable to MIC	$40,095	$42,026	$102,130	$83,573
Basic income per share attributable to MIC	$0.48	$0.52	$1.23	$1.04
Weighted average number of shares outstanding: basic	83,644,806	81,220,841	82,743,285	80,570,192
Diluted income per share attributable to MIC	$0.48	$0.51	$1.23	$1.03
Weighted average number of shares outstanding: diluted	87,916,538	85,750,096	82,752,800	81,313,767
Cash dividends declared per share	$1.42	$1.29	$4.12	$3.74

(1)	Interest expense includes losses on derivative instruments of $162,000 and $6.9 million for the quarter and nine months ended September 30, 2017, respectively. For the quarter and nine months ended September 30, 2016, interest expense includes gains on derivative instruments of $3.7 million and losses on derivative instruments of $43.0 million, respectively.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in Thousands)

	Nine Months Ended September 30,
	2017	2016
Operating activities
Net income	$94,836	$83,738
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	172,753	172,125
Amortization of intangible assets	50,920	49,917
Amortization of debt financing costs	6,464	7,536
Amortization of debt discount	2,377	—
Adjustments to derivative instruments	3,414	20,022
Fees to Manager- related party	54,610	49,570
Deferred taxes	56,791	55,126
Pension expense	6,481	6,512
Other non-cash income, net	(2,651)	(2,255)
Changes in other assets and liabilities, net of acquisitions:
Restricted cash	(691)	727
Accounts receivable	(18,938)	(10,094)
Inventories	(4,563)	(1,047)
Prepaid expenses and other current assets	(7,040)	5,967
Due to Manager-related party	(178)	21
Accounts payable and accrued expenses	(4,444)	(3,365)
Income taxes payable	(1,223)	3,848
Other, net	(11,249)	(1,360)
Net cash provided by operating activities	397,669	436,988
Investing activities
Acquisitions of businesses and investments, net of cash acquired	(208,377)	(38,989)
Purchases of property and equipment	(234,833)	(198,151)
Proceeds from insurance claim	—	10,002
Loan to project developer	(18,675)	—
Loan repayment from project developer	6,604	—
Change in restricted cash	(6,154)	—
Other, net	178	861
Net cash used in investing activities	(461,257)	(226,277)

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS – (continued)
(Unaudited)
($ in Thousands)

	Nine Months Ended September 30,
	2017	2016
Financing activities
Proceeds from long-term debt	$585,500	$370,000
Payment of long-term debt	(200,722)	(295,950)
Proceeds from the issuance of shares	5,699	7,651
Dividends paid to common stockholders	(332,867)	(290,527)
Contributions received from noncontrolling interests	102	15,431
Purchase of noncontrolling interest	—	(9,909)
Distributions paid to noncontrolling interests	(2,962)	(3,682)
Offering and equity raise costs paid	(355)	(678)
Debt financing costs paid	(447)	(1,784)
Change in restricted cash	527	5,379
Payment of capital lease obligations	(366)	(1,151)
Net cash provided by (used in) financing activities	54,109	(205,220)
Effect of exchange rate changes on cash and cash equivalents	449	494
Net change in cash and cash equivalents	(9,030)	5,985
Cash and cash equivalents, beginning of period	44,767	22,394
Cash and cash equivalents, end of period	$35,737	$28,379
Supplemental disclosures of cash flow information
Non-cash investing and financing activities:
Accrued equity offering costs	$97	$90
Accrued financing costs	$21	$548
Accrued purchases of property and equipment	$33,184	$31,728
Issuance of shares to Manager	$54,927	$116,373
Issuance of shares to independent directors	$681	$750
Issuance of shares for acquisition of business	$125,000	$—
Conversion of convertible senior notes to shares	$17	$4
Distributions payable to noncontrolling interests	$32	$10
Taxes paid, net	$9,810	$1,426
Interest paid	$82,108	$81,998

MACQUARIE INFRASTRUCTURE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS – MD&A

	Quarter Ended September 30,		Change Favorable/ (Unfavorable)		Nine Months Ended September 30,		Change Favorable/ (Unfavorable)
	2017	2016	$	%	2017	2016	$	%
	($ In Thousands, Except Share and Per Share Data) (Unaudited)
Revenue
Service revenue	$358,220	$323,975	34,245	10.6	$1,067,069	$942,437	124,632	13.2
Product revenue	94,841	96,549	(1,708)	(1.8)	276,439	272,053	4,386	1.6
Total revenue	453,061	420,524	32,537	7.7	1,343,508	1,214,490	129,018	10.6
Costs and expenses
Cost of services	153,218	134,512	(18,706)	(13.9)	455,038	371,832	(83,206)	(22.4)
Cost of product sales	35,669	39,845	4,176	10.5	123,143	107,923	(15,220)	(14.1)
Selling, general and administrative	84,898	77,468	(7,430)	(9.6)	244,817	222,182	(22,635)	(10.2)
Fees to Manager – related party	17,954	18,382	428	2.3	54,610	49,570	(5,040)	(10.2)
Depreciation	58,009	59,242	1,233	2.1	172,753	172,125	(628)	(0.4)
Amortization of intangibles	17,329	15,417	(1,912)	(12.4)	50,920	49,917	(1,003)	(2.0)
Total operating expenses	367,077	344,866	(22,211)	(6.4)	1,101,281	973,549	(127,732)	(13.1)
Operating income	85,984	75,658	10,326	13.6	242,227	240,941	1,286	0.5
Other income (expense)
Interest income	54	27	27	100.0	129	85	44	51.8
Interest expense(1)	(29,291)	(20,871)	(8,420)	(40.3)	(90,129)	(117,268)	27,139	23.1
Other income, net	4,973	16,689	(11,716)	(70.2)	7,893	20,389	(12,496)	(61.3)
Net income before income taxes	61,720	71,503	(9,783)	(13.7)	160,120	144,147	15,973	11.1
Provision for income taxes	(25,547)	(29,022)	3,475	12.0	(65,284)	(60,409)	(4,875)	(8.1)
Net income	$36,173	$42,481	(6,308)	(14.8)	$94,836	$83,738	11,098	13.3
Less: net (loss) income attributable to noncontrolling interests	(3,922)	455	4,377	NM	(7,294)	165	7,459	NM
Net income attributable to MIC	$40,095	$42,026	(1,931)	(4.6)	$102,130	$83,573	18,557	22.2
Basic income per share attributable to MIC	$0.48	$0.52	(0.04)	(7.7)	$1.23	$1.04	0.19	18.3
Weighted average number of shares outstanding: basic	83,644,806	81,220,841	2,423,965	3.0	82,743,285	80,570,192	2,173,093	2.7

NM — Not meaningful

(1)	Interest expense includes losses on derivative instruments of $162,000 and $6.9 million for the quarter and nine months ended September 30, 2017, respectively. For the quarter and nine months ended September 30, 2016, interest expense includes gains on derivative instruments of $3.7 million and losses on derivative instruments of $43.0 million, respectively.

MACQUARIE INFRASTRUCTURE CORPORATION
RECONCILIATION OF CONSOLIDATED NET INCOME TO EBITDA EXCLUDING NON-CASH ITEMS AND A RECONCILIATION FROM CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended September 30,		Change Favorable/ (Unfavorable)		Nine Months Ended September 30,		Change Favorable/ (Unfavorable)
	2017	2016	$	%	2017	2016	$	%
	($ In Thousands) (Unaudited)
Net income	$36,173	$42,481			$94,836	$83,738
Interest expense, net(1)	29,237	20,844			90,000	117,183
Provision for income taxes	25,547	29,022			65,284	60,409
Depreciation	58,009	59,242			172,753	172,125
Amortization of intangibles	17,329	15,417			50,920	49,917
Fees to Manager-related party	17,954	18,382			54,610	49,570
Pension expense(2)	2,160	2,117			6,481	6,512
Other non-cash income, net(3)	(3,725)	(682)			(961)	(9,872)
EBITDA excluding non-cash items(4)	$182,684	$186,823	(4,139)	(2.2)	$533,923	$529,582	4,341	0.8
EBITDA excluding non-cash items(4)	$182,684	$186,823			$533,923	$529,582
Interest expense, net(1)	(29,237)	(20,844)			(90,000)	(117,183)
Adjustments to derivative instruments recorded in interest expense(1)	(959)	(8,832)			1,724	27,639
Amortization of debt financing costs(1)	2,163	2,287			6,464	7,536
Amortization of debt discount(1)	882	—			2,377	—
Provision for income taxes, net of changes in deferred taxes	(2,154)	(1,115)			(8,493)	(5,283)
Changes in working capital	(4,914)	751			(48,326)	(5,303)
Cash provided by operating activities	148,465	159,070			397,669	436,988
Changes in working capital	4,914	(751)			48,326	5,303
Maintenance capital expenditures(5)	(12,106)	(24,472)			(23,062)	(44,725)
Free cash flow	$141,273	$133,847	7,426	5.5	$422,933	$397,566	25,367	6.4

(1)	Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and non-cash amortization of debt discount related to the 2.00% Convertible Senior Notes due October 2023. For the nine months ended September 30, 2016, interest expense also included a non-cash write-off of deferred financing fees related to the February 2016 refinancing at Hawaii Gas.
(2)	Pension expense primarily consists of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses.
(3)	Other non-cash income, net, primarily includes non-cash amortization of tolling liabilities, unrealized gains (losses) on commodity hedges and non-cash gains (losses) related to disposal of assets. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items, Free Cash Flow and Proportionately Combined Metrics” above for further discussion.
(4)	For the quarter and nine months ended September 30, 2016, EBITDA excluding non-cash items included $13.0 million and $15.5 million, respectively, of insurance recoveries related to damaged docks at IMTT.
(5)	For the quarter and nine months ended September 30, 2016, maintenance capital expenditures included $13.9 million associated with the rebuilding of damaged docks, the majority of which were insured losses, at IMTT.

MACQUARIE INFRASTRUCTURE CORPORATION
RECONCILIATION FROM CONSOLIDATED FREE CASH FLOW TO PROPORTIONATELY COMBINED FREE CASH FLOW

	Quarter Ended September 30,		Change Favorable/ (Unfavorable)		Nine Months Ended September 30,		Change Favorable/ (Unfavorable)
	2017	2016	$	%	2017	2016	$	%
	($ In Thousands) (Unaudited)
Free Cash Flow – Consolidated basis	$141,273	$133,847	7,426	5.5	$422,933	$397,566	25,367	6.4
100% of CP Free Cash Flow included in consolidated Free Cash Flow	(25,970)	(26,718)			(56,513)	(56,532)
MIC’s share of CP Free Cash Flow	24,667	24,773			51,300	50,580
100% of MIC Hawaii Free Cash Flow included in consolidated Free Cash Flow	(8,137)	(8,696)			(32,368)	(30,432)
MIC’s share of MIC Hawaii Free Cash Flow	8,132	8,694			32,358	30,430
Free Cash Flow – Proportionately Combined basis	$139,965	$131,900	8,065	6.1	$417,710	$391,612	26,098	6.7

MACQUARIE INFRASTRUCTURE CORPORATION
RECONCILIATION OF SEGMENT NET INCOME (LOSS) TO EBITDA EXCLUDING NON-CASH ITEMS AND A RECONCILIATION FROM CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW

IMTT

	Quarter Ended September 30,		Change Favorable/ (Unfavorable)		Nine Months Ended September 30,		Change Favorable/ (Unfavorable)
	2017	2016			2017	2016
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Revenue	134,167	133,143	1,024	0.8	410,128	396,786	13,342	3.4
Cost of services	48,982	53,085	4,103	7.7	148,052	149,845	1,793	1.2
Selling, general and administrative expenses	9,104	8,358	(746)	(8.9)	25,627	24,322	(1,305)	(5.4)
Depreciation and amortization	31,511	35,709	4,198	11.8	93,826	103,612	9,786	9.4
Operating income	44,570	35,991	8,579	23.8	142,623	119,007	23,616	19.8
Interest expense, net(1)	(10,187)	(7,827)	(2,360)	(30.2)	(30,707)	(41,462)	10,755	25.9
Other income, net	794	13,495	(12,701)	(94.1)	1,954	16,947	(14,993)	(88.5)
Provision for income taxes	(14,422)	(17,079)	2,657	15.6	(46,686)	(38,717)	(7,969)	(20.6)
Net income	20,755	24,580	(3,825)	(15.6)	67,184	55,775	11,409	20.5
Less: net income attributable to noncontrolling interests	—	—	—	—	—	59	59	100.0
Net income attributable to MIC	20,755	24,580	(3,825)	(15.6)	67,184	55,716	11,468	20.6
Reconciliation of net income to EBITDA excluding non-cash items and a reconciliation of cash provided by operating activities to Free Cash Flow:
Net income	20,755	24,580			67,184	55,775
Interest expense, net(1)	10,187	7,827			30,707	41,462
Provision for income taxes	14,422	17,079			46,686	38,717
Depreciation and amortization	31,511	35,709			93,826	103,612
Pension expense(2)	1,883	1,752			5,649	5,414
Other non-cash expense, net	178	73			315	631
EBITDA excluding non-cash items(3)	78,936	87,020	(8,084)	(9.3)	244,367	245,611	(1,244)	(0.5)
EBITDA excluding non-cash items(3)	78,936	87,020			244,367	245,611
Interest expense, net(1)	(10,187)	(7,827)			(30,707)	(41,462)
Adjustments to derivative instruments recorded in interest expense(1)	(524)	(2,433)			(257)	10,723
Amortization of debt financing costs(1)	413	411			1,236	1,242
Provision for income taxes, net of changes in deferred taxes	344	(904)			(3,069)	(3,071)
Changes in working capital	3,732	(1,243)			(12,413)	(11,726)
Cash provided by operating activities	72,714	75,024			199,157	201,317
Changes in working capital	(3,732)	1,243			12,413	11,726
Maintenance capital expenditures(4)	(8,116)	(19,860)			(13,563)	(33,099)
Free cash flow	60,866	56,407	4,459	7.9	198,007	179,944	18,063	10.0

(1)	Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(2)	Pension expense primarily consists of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses.
(3)	For the quarter and nine months ended September 30, 2016, EBITDA excluding non-cash items included $13.0 million and $15.5 million, respectively, of insurance recoveries related to damaged docks. These insurance recoveries were used to repair damaged docks and recorded in Other Income, net. The cost of those repairs were recorded in Maintenance Capital Expenditures. Excluding insurance proceeds, EBITDA excluding non-cash items would have been $74.0 million and $230.1 million for the quarter and nine months ended September 30, 2016, respectively. On that basis, EBITDA excluding non-cash items would have increased by $4.9 million, or 6.6%, for the quarter ended September 30, 2017, and increased by $14.2 million, or 6.2%, for the nine months ended September 30, 2017, compared with the prior comparable periods.
(4)	For the quarter and nine months ended September 30, 2016, maintenance capital expenditures included $13.9 million associated with the rebuilding of damaged docks, the majority of which were insured losses. Excluding these costs, maintenance capital expenditures would have been $6.0 million and $19.2 million for the quarter and nine months ended September 30, 2016, respectively. On that basis, maintenance capital expenditures would have increased by $2.1 million, or 35.2%, for the quarter ended September 30, 2017, and decreased by $5.7 million, or 29.5%, for the nine months ended September 30, 2017, compared with the prior comparable periods.

Atlantic Aviation

	Quarter Ended September 30,		Change Favorable/ (Unfavorable)		Nine Months Ended September 30,		Change Favorable/ (Unfavorable)
	2017	2016			2017	2016
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Revenue	211,457	186,823	24,634	13.2	621,149	544,029	77,120	14.2
Cost of services (exclusive of depreciation and amortization shown separately below)	92,106	77,524	(14,582)	(18.8)	272,985	218,126	(54,859)	(25.2)
Gross margin	119,351	109,299	10,052	9.2	348,164	325,903	22,261	6.8
Selling, general and administrative expenses	57,026	53,027	(3,999)	(7.5)	163,512	157,019	(6,493)	(4.1)
Depreciation and amortization	25,286	22,148	(3,138)	(14.2)	73,894	69,041	(4,853)	(7.0)
Operating income	37,039	34,124	2,915	8.5	110,758	99,843	10,915	10.9
Interest expense, net(1)	(4,295)	(5,199)	904	17.4	(13,648)	(27,437)	13,789	50.3
Other (expense) income, net	(14)	(150)	136	90.7	(119)	191	(310)	(162.3)
Provision for income taxes	(11,139)	(11,543)	404	3.5	(36,766)	(29,258)	(7,508)	(25.7)
Net income	21,591	17,232	4,359	25.3	60,225	43,339	16,886	39.0
Reconciliation of net income to EBITDA excluding non-cash items and a reconciliation of cash provided by operating activities to Free Cash Flow:
Net income	21,591	17,232			60,225	43,339
Interest expense, net(1)	4,295	5,199			13,648	27,437
Provision for income taxes	11,139	11,543			36,766	29,258
Depreciation and amortization	25,286	22,148			73,894	69,041
Pension expense(2)	5	16			15	50
Other non-cash expense, net	1,212	200			1,252	448
EBITDA excluding non-cash items	63,528	56,338	7,190	12.8	185,800	169,573	16,227	9.6
EBITDA excluding non-cash items	63,528	56,338			185,800	169,573
Interest expense, net(1)	(4,295)	(5,199)			(13,648)	(27,437)
Convertible senior notes interest(3)	(2,012)	—			(5,769)	—
Adjustments to derivative instruments recorded in interest expense(1)	464	(2,371)			3,150	4,416
Amortization of debt financing costs(1)	284	791			819	2,496
Provision for income taxes, net of changes in deferred taxes	(1,208)	(159)			(5,810)	(2,521)
Changes in working capital	(1,335)	5,142			(6,667)	11,412
Cash provided by operating activities	55,426	54,542			157,875	157,939
Changes in working capital	1,335	(5,142)			6,667	(11,412)
Maintenance capital expenditures	(2,165)	(2,075)			(5,071)	(5,816)
Free cash flow	54,596	47,325	7,271	15.4	159,471	140,711	18,760	13.3

(1)	Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(2)	Pension expense primarily consists of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses.
(3)	Represents the cash interest expense reclassified from MIC Corporate related to the 2.00% Convertible Senior Notes due October 2023, proceeds of which were used to pay down a portion of Atlantic Aviation’s credit facility in October 2016.

Contracted Power

	Quarter Ended September 30,		Change Favorable/ (Unfavorable)		Nine Months Ended September 30,		Change Favorable/ (Unfavorable)
	2017	2016			2017	2016
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Product revenue	42,445	45,538	(3,093)	(6.8)	110,681	114,017	(3,336)	(2.9)
Cost of product sales	5,171	7,344	2,173	29.6	15,528	17,495	1,967	11.2
Selling, general and administrative expenses	6,909	6,824	(85)	(1.2)	18,318	19,331	1,013	5.2
Depreciation and amortization	14,830	14,000	(830)	(5.9)	45,031	41,693	(3,338)	(8.0)
Operating income	15,535	17,370	(1,835)	(10.6)	31,804	35,498	(3,694)	(10.4)
Interest expense, net(1)	(6,281)	(2,764)	(3,517)	(127.2)	(20,431)	(31,614)	11,183	35.4
Other income, net	4,334	3,531	803	22.7	6,440	3,839	2,601	67.8
Provision for income taxes	(6,337)	(8,013)	1,676	20.9	(8,209)	(7,626)	(583)	(7.6)
Net income	7,251	10,124	(2,873)	(28.4)	9,604	97	9,507	NM
Less: net (loss) income attributable to noncontrolling interest	(3,890)	566	4,456	NM	(7,223)	217	7,440	NM
Net income (loss) attributable to MIC	11,141	9,558	1,583	16.6	16,827	(120)	16,947	NM
Reconciliation of net income to EBITDA excluding non-cash items and a reconciliation of cash provided by operating activities to Free Cash Flow:
Net income	7,251	10,124			9,604	97
Interest expense, net(1)	6,281	2,764			20,431	31,614
Provision for income taxes	6,337	8,013			8,209	7,626
Depreciation and amortization	14,830	14,000			45,031	41,693
Other non-cash income, net(2)	(1,914)	(1,459)			(6,170)	(5,424)
EBITDA excluding non-cash items	32,785	33,442	(657)	(2.0)	77,105	75,606	1,499	2.0
EBITDA excluding non-cash items	32,785	33,442			77,105	75,606
Interest expense, net(1)	(6,281)	(2,764)			(20,431)	(31,614)
Adjustments to derivative instruments recorded in interest expense(1)	(922)	(3,778)			(1,282)	11,994
Amortization of debt financing costs(1)	379	376			1,137	1,113
Provision for income taxes, net of changes in deferred taxes	9	1			6	(8)
Changes in working capital	(1,842)	949			(9,703)	(1,909)
Cash provided by operating activities	24,128	28,226			46,832	55,182
Changes in working capital	1,842	(949)			9,703	1,909
Maintenance capital expenditures	—	(559)			(22)	(559)
Free cash flow	25,970	26,718	(748)	(2.8)	56,513	56,532	(19)	(0.0)

NM — Not meaningful

(1)	Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(2)	Other non-cash income, net, primarily includes amortization of tolling liabilities. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items, Free Cash Flow and Proportionately Combined Metrics” above for further discussion.

MIC Hawaii

	Quarter Ended September 30,		Change Favorable/ (Unfavorable)		Nine Months Ended September 30,		Change Favorable/ (Unfavorable)
	2017	2016			2017	2016
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Product revenue	52,396	51,011	1,385	2.7	165,758	158,036	7,722	4.9
Service revenue	13,826	5,258	8,568	163.0	39,476	5,258	34,218	NM
Total revenue	66,222	56,269	9,953	17.7	205,234	163,294	41,940	25.7
Cost of product sales (exclusive of depreciation and amortization shown separately below)	30,498	32,501	2,003	6.2	107,615	90,428	(17,187)	(19.0)
Cost of services (exclusive of depreciation and amortization shown separately below)	12,131	3,946	(8,185)	NM	34,015	3,946	(30,069)	NM
Cost of revenue – total	42,629	36,447	(6,182)	(17.0)	141,630	94,374	(47,256)	(50.1)
Gross margin	23,593	19,822	3,771	19.0	63,604	68,920	(5,316)	(7.7)
Selling, general and administrative expenses	6,874	6,540	(334)	(5.1)	19,729	16,230	(3,499)	(21.6)
Depreciation and amortization	3,711	2,802	(909)	(32.4)	10,922	7,696	(3,226)	(41.9)
Operating income	13,008	10,480	2,528	24.1	32,953	44,994	(12,041)	(26.8)
Interest expense, net(1)	(1,877)	(1,571)	(306)	(19.5)	(5,795)	(6,224)	429	6.9
Other expense, net	(141)	(187)	46	24.6	(382)	(588)	206	35.0
Provision for income taxes	(4,830)	(3,246)	(1,584)	(48.8)	(10,772)	(14,863)	4,091	27.5
Net income	6,160	5,476	684	12.5	16,004	23,319	(7,315)	(31.4)
Less: net loss attributable to noncontrolling interests	(32)	(111)	(79)	(71.2)	(71)	(111)	(40)	(36.0)
Net income attributable to MIC	6,192	5,587	605	10.8	16,075	23,430	(7,355)	(31.4)
Reconciliation of net income to EBITDA excluding non-cash items and a reconciliation of cash provided by operating activities to Free Cash Flow:
Net income	6,160	5,476			16,004	23,319
Interest expense, net(1)	1,877	1,571			5,795	6,224
Provision for income taxes	4,830	3,246			10,772	14,863
Depreciation and amortization	3,711	2,802			10,922	7,696
Pension expense(2)	272	349			817	1,048
Other non-cash (income) expense, net(3)	(3,360)	316			3,108	(6,090)
EBITDA excluding non-cash items	13,490	13,760	(270)	(2.0)	47,418	47,060	358	0.8
EBITDA excluding non-cash items	13,490	13,760			47,418	47,060
Interest expense, net(1)	(1,877)	(1,571)			(5,795)	(6,224)
Adjustments to derivative instruments recorded in interest expense(1)	23	(250)			113	506
Amortization of debt financing costs(1)	99	96			303	848
Provision for income taxes, net of changes in deferred taxes	(1,773)	(1,361)			(5,265)	(6,507)
Changes in working capital	(2,535)	(1,394)			(12,852)	5,554
Cash provided by operating activities	7,427	9,280			23,922	41,237
Changes in working capital	2,535	1,394			12,852	(5,554)
Maintenance capital expenditures	(1,825)	(1,978)			(4,406)	(5,251)
Free cash flow	8,137	8,696	(559)	(6.4)	32,368	30,432	1,936	6.4

NM — Not meaningful

(1)	Interest expense, net, includes adjustments to derivative instruments related to interest rate swaps and non-cash amortization of deferred financing fees. For the nine months ended September 30, 2016, interest expense also included a non-cash write-off of deferred financing fees related to the February 2016 refinancing at Hawaii Gas.
(2)	Pension expense primarily consists of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses.
(3)	Other non-cash (income) expense, net, primarily includes non-cash adjustments related to unrealized gains (losses) on commodity hedges. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items, Free Cash Flow and Proportionately Combined Metrics” above for further discussion.

Corporate and Other

	Quarter Ended September 30,		Change Favorable/ (Unfavorable)		Nine Months Ended September 30,		Change Favorable/ (Unfavorable)
	2017	2016			2017	2016
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Fees to Manager-related party	17,954	18,382	428	2.3	54,610	49,570	(5,040)	(10.2)
Selling, general and administrative expenses(1)	6,214	3,925	(2,289)	(58.3)	21,301	8,831	(12,470)	(141.2)
Operating loss	(24,168)	(22,307)	(1,861)	(8.3)	(75,911)	(58,401)	(17,510)	(30.0)
Interest expense, net(2)	(6,597)	(3,483)	(3,114)	(89.4)	(19,419)	(10,446)	(8,973)	(85.9)
Benefit for income taxes	11,181	10,859	322	3.0	37,149	30,055	7,094	23.6
Net loss	(19,584)	(14,931)	(4,653)	(31.2)	(58,181)	(38,792)	(19,389)	(50.0)
Reconciliation of net loss to EBITDA excluding non-cash items and a reconciliation of cash used in operating activities to Free Cash Flow:
Net loss	(19,584)	(14,931)			(58,181)	(38,792)
Interest expense, net(2)	6,597	3,483			19,419	10,446
Benefit for income taxes	(11,181)	(10,859)			(37,149)	(30,055)
Fees to Manager-related party	17,954	18,382			54,610	49,570
Other non-cash expense	159	188			534	563
EBITDA excluding non-cash items	(6,055)	(3,737)	(2,318)	(62.0)	(20,767)	(8,268)	(12,499)	(151.2)
EBITDA excluding non-cash items	(6,055)	(3,737)			(20,767)	(8,268)
Interest expense, net(2)	(6,597)	(3,483)			(19,419)	(10,446)
Convertible senior notes interest(3)	2,012	—			5,769	—
Amortization of debt financing costs(2)	988	613			2,969	1,837
Amortization of debt discount(2)	882	—			2,377	—
Benefit for income taxes, net of changes in deferred taxes	474	1,308			5,645	6,824
Changes in working capital	(2,934)	(2,703)			(6,691)	(8,634)
Cash used in operating activities	(11,230)	(8,002)			(30,117)	(18,687)
Changes in working capital	2,934	2,703			6,691	8,634
Free cash flow	(8,296)	(5,299)	(2,997)	(56.6)	(23,426)	(10,053)	(13,373)	(133.0)

(1)	For the quarter and nine months ended September 30, 2017, selling, general and administrative expenses included $1.4 million and $6.8 million, respectively, of costs related to the implementation of a shared service initiative. Selling, general and administrative expenses for the quarter and nine months ended September 30, 2017 also includes $3.0 million and $7.9 million, respectively, of costs incurred in connection with the evaluation of various investment and acquisition opportunities.
(2)	Interest expense, net, included non-cash amortization of deferred financing fees and non-cash amortization of debt discount related to the 2.00% Convertible Senior Notes due October 2023.
(3)	Represents the cash interest expense reclassified to Atlantic Aviation related to the 2.00% Convertible Senior Notes due October 2023, proceeds of which were used to pay down a portion of Atlantic Aviation’s credit facility in October 2016.

MACQUARIE INFRASTRUCTURE CORPORATION
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA EXCLUDING
NON-CASH ITEMS AND A RECONCILIATION FROM CASH PROVIDED BY/(USED IN)
OPERATING ACTIVITIES TO PROPORTIONATELY COMBINED FREE CASH FLOW

	For the Quarter Ended September 30, 2017
	IMTT	Atlantic Aviation	Contracted Power(1)	MIC Hawaii(1)	MIC Corporate	Proportionately Combined(2)	Contracted Power 100%	MIC Hawaii 100%
	($ in Thousands) (Unaudited)
Net income (loss)	20,755	21,591	7,705	6,161	(19,584)	36,628	7,251	6,160
Interest expense, net(3)	10,187	4,295	5,598	1,875	6,597	28,552	6,281	1,877
Provision (benefit) for income taxes	14,422	11,139	6,337	4,830	(11,181)	25,547	6,337	4,830
Depreciation and amortization of intangibles	31,511	25,286	12,949	3,706	—	73,452	14,830	3,711
Fees to Manager-related party	—	—	—	—	17,954	17,954	—	—
Pension expense(4)	1,883	5	—	272	—	2,160	—	272
Other non-cash expense (income), net(5)	178	1,212	(1,913)	(3,361)	159	(3,725)	(1,914)	(3,360)
EBITDA excluding non-cash items	78,936	63,528	30,676	13,483	(6,055)	180,568	32,785	13,490
EBITDA excluding non-cash items	78,936	63,528	30,676	13,483	(6,055)	180,568	32,785	13,490
Interest expense, net(3)	(10,187)	(4,295)	(5,598)	(1,875)	(6,597)	(28,552)	(6,281)	(1,877)
Convertible senior notes interest(6)	—	(2,012)	—	—	2,012	—	—	—
Adjustments to derivative instruments recorded in interest expense, net(3)	(524)	464	(786)	23	—	(823)	(922)	23
Amortization of debt financing charges(3)	413	284	365	99	988	2,149	379	99
Amortization of debt discount(3)	—	—	—	—	882	882	—	—
Provision/benefit for income taxes, net of changes in deferred taxes	344	(1,208)	10	(1,773)	474	(2,153)	9	(1,773)
Changes in working capital	3,732	(1,335)	(2,284)	(2,534)	(2,934)	(5,355)	(1,842)	(2,535)
Cash provided by (used in) operating activities	72,714	55,426	22,383	7,423	(11,230)	146,716	24,128	7,427
Changes in working capital	(3,732)	1,335	2,284	2,534	2,934	5,355	1,842	2,535
Maintenance capital expenditures	(8,116)	(2,165)	—	(1,825)	—	(12,106)	—	(1,825)
Proportionately Combined Free Cash flow	60,866	54,596	24,667	8,132	(8,296)	139,965	25,970	8,137

	For the Quarter Ended September 30, 2016
	IMTT	Atlantic Aviation	Contracted Power(1)	MIC Hawaii(1)	MIC Corporate	Proportionately Combined(2)	Contracted Power 100%	MIC Hawaii 100%
	($ in Thousands) (Unaudited)
Net income (loss)	24,580	17,232	9,489	5,479	(14,931)	41,849	10,124	5,476
Interest expense, net(3)	7,827	5,199	2,352	1,568	3,483	20,429	2,764	1,571
Provision (benefit) for income taxes	17,079	11,543	8,014	3,246	(10,859)	29,023	8,013	3,246
Depreciation and amortization of intangibles	35,709	22,148	12,122	2,800	—	72,779	14,000	2,802
Fees to Manager-related party	—	—	—	—	18,382	18,382	—	—
Pension expense(4)	1,752	16	—	349	—	2,117	—	349
Other non-cash expense (income), net(5)	73	200	(1,459)	316	188	(682)	(1,459)	316
EBITDA excluding non-cash items(7)	87,020	56,338	30,518	13,758	(3,737)	183,897	33,442	13,760
EBITDA excluding non-cash items(7)	87,020	56,338	30,518	13,758	(3,737)	183,897	33,442	13,760
Interest expense, net(3)	(7,827)	(5,199)	(2,352)	(1,568)	(3,483)	(20,429)	(2,764)	(1,571)
Adjustments to derivative instruments recorded in interest expense, net(3)	(2,433)	(2,371)	(3,334)	(253)	—	(8,391)	(3,778)	(250)
Amortization of debt financing charges(3)	411	791	362	96	613	2,273	376	96
Provision/benefit for income taxes, net of changes in deferred taxes	(904)	(159)	—	(1,361)	1,308	(1,116)	1	(1,361)
Changes in working capital	(1,243)	5,142	875	(1,390)	(2,703)	681	949	(1,394)
Cash provided by (used in) operating activities	75,024	54,542	26,069	9,282	(8,002)	156,915	28,226	9,280
Changes in working capital	1,243	(5,142)	(875)	1,390	2,703	(681)	(949)	1,394
Maintenance capital expenditures(8)	(19,860)	(2,075)	(421)	(1,978)	—	(24,334)	(559)	(1,978)
Proportionately Combined Free Cash Flow	56,407	47,325	24,773	8,694	(5,299)	131,900	26,718	8,696

	For the Nine Months Ended September 30, 2017
	IMTT	Atlantic Aviation	Contracted Power(1)	MIC Hawaii(1)	MIC Corporate	Proportionately Combined(2)	Contracted Power 100%	MIC Hawaii 100%
	($ in Thousands) (Unaudited)
Net income (loss)	67,184	60,225	9,858	16,009	(58,181)	95,095	9,604	16,004
Interest expense, net(3)	30,707	13,648	18,177	5,789	19,419	87,740	20,431	5,795
Provision (benefit) for income taxes	46,686	36,766	8,209	10,772	(37,149)	65,284	8,209	10,772
Depreciation and amortization of intangibles	93,826	73,894	39,390	10,908	—	218,018	45,031	10,922
Fees to Manager-related party	—	—	—	—	54,610	54,610	—	—
Pension expense(4)	5,649	15	—	817	—	6,481	—	817
Other non-cash expense (income), net(5)	315	1,252	(6,148)	3,108	534	(939)	(6,170)	3,108
EBITDA excluding non-cash items	244,367	185,800	69,486	47,403	(20,767)	526,289	77,105	47,418
EBITDA excluding non-cash items	244,367	185,800	69,486	47,403	(20,767)	526,289	77,105	47,418
Interest expense, net(3)	(30,707)	(13,648)	(18,177)	(5,789)	(19,419)	(87,740)	(20,431)	(5,795)
Convertible senior notes interest(6)	—	(5,769)	—	—	5,769	—	—	—
Adjustments to derivative instruments recorded in interest expense, net(3)	(257)	3,150	(1,088)	112	—	1,917	(1,282)	113
Amortization of debt financing charges(3)	1,236	819	1,094	303	2,969	6,421	1,137	303
Amortization of debt discount(3)	—	—	—	—	2,377	2,377	—	—
Provision/benefit for income taxes, net of changes in deferred taxes	(3,069)	(5,810)	7	(5,265)	5,645	(8,492)	6	(5,265)
Changes in working capital	(12,413)	(6,667)	(9,824)	(12,833)	(6,691)	(48,428)	(9,703)	(12,852)
Cash provided by (used in) operating activities	199,157	157,875	41,498	23,931	(30,117)	392,344	46,832	23,922
Changes in working capital	12,413	6,667	9,824	12,833	6,691	48,428	9,703	12,852
Maintenance capital expenditures	(13,563)	(5,071)	(22)	(4,406)	—	(23,062)	(22)	(4,406)
Proportionately Combined Free Cash Flow	198,007	159,471	51,300	32,358	(23,426)	417,710	56,513	32,368

	For the Nine Months Ended September 30, 2016
	IMTT(9)	Atlantic Aviation	Contracted Power(1)	MIC Hawaii(1)	MIC Corporate	Proportionately Combined(2)	Contracted Power 100%	MIC Hawaii 100%
	($ in Thousands) (Unaudited)
Net income (loss)	55,775	43,339	896	23,322	(38,792)	84,540	97	23,319
Interest expense, net(3)	41,462	27,437	27,801	6,221	10,446	113,367	31,614	6,224
Provision (benefit) for income taxes	38,717	29,258	7,625	14,863	(30,055)	60,408	7,626	14,863
Depreciation and amortization of intangibles	103,612	69,041	36,067	7,694	—	216,414	41,693	7,696
Fees to Manager-related party	—	—	—	—	49,570	49,570	—	—
Pension expense(4)	5,414	50	—	1,048	—	6,512	—	1,048
Other non-cash expense (income), net(5)	631	448	(5,405)	(6,090)	563	(9,853)	(5,424)	(6,090)
EBITDA excluding non-cash items(7)	245,611	169,573	66,984	47,058	(8,268)	520,958	75,606	47,060
EBITDA excluding non-cash items(7)	245,611	169,573	66,984	47,058	(8,268)	520,958	75,606	47,060
Interest expense, net(3)	(41,462)	(27,437)	(27,801)	(6,221)	(10,446)	(113,367)	(31,614)	(6,224)
Adjustments to derivative instruments recorded in interest expense, net(3)	10,723	4,416	10,756	503	—	26,398	11,994	506
Amortization of debt financing charges(3)	1,242	2,496	1,071	848	1,837	7,494	1,113	848
Provision/benefit for income taxes, net of changes in deferred taxes	(3,071)	(2,521)	(9)	(6,507)	6,824	(5,284)	(8)	(6,507)
Changes in working capital	(11,726)	11,412	(2,187)	5,558	(8,634)	(5,577)	(1,909)	5,554
Cash provided by (used in) operating activities	201,317	157,939	48,814	41,239	(18,687)	430,622	55,182	41,237
Changes in working capital	11,726	(11,412)	2,187	(5,558)	8,634	5,577	1,909	(5,554)
Maintenance capital expenditures(8)	(33,099)	(5,816)	(421)	(5,251)	—	(44,587)	(559)	(5,251)
Proportionately Combined Free Cash Flow	179,944	140,711	50,580	30,430	(10,053)	391,612	56,532	30,432

(1)	Represents MIC's proportionately combined interests in the businesses comprising these reportable segments.
(2)	The sum of the amounts attributable to MIC in proportion to its ownership.
(3)	Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing charges and non-cash amortization of debt discount related to the 2.00% Convertible Senior Notes due October 2023. For the nine months ended September 30, 2016, interest expense, net, also included a non-cash write-off of deferred financing fees related to the February 2016 refinancing at Hawaii Gas.
(4)	Pension expense primarily consists of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses.
(5)	Other non-cash expense (income), net, primarily includes non-cash amortization of tolling liabilities, unrealized gains (losses) on commodity hedges and non-cash gains (losses) related to disposal of assets. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items, Free Cash Flow and Proportionately Combined Metrics” above for further discussion.
(6)	Represents the cash interest expense reclassified from MIC Corporate to Atlantic Aviation related to the 2.00% Convertible Senior Notes due October 2023, proceeds of which were used to pay down a portion of Atlantic Aviation's credit facility in October 2016.
(7)	For the quarter and nine months ended September 30, 2016, EBITDA excluding non-cash items included $13.0 million and $15.5 million, respectively, of insurance recoveries related to damaged docks at IMTT.

(8)	For the quarter and nine months ended September 30, 2016, maintenance capital expenditures included $13.9 million associated with the rebuilding of damaged docks, the majority of which were insured losses, at IMTT.
(9)	On March 31, 2016, IMTT acquired the remaining 33.3% interest in its Quebec terminal that it did not previously own. IMTT was previously providing management services to this terminal and no operational changes are expected. Prior to the acquisition, IMTT consolidated the results of the Quebec terminal in its financial statements and adjusted for the portion that it did not own through noncontrolling interests. Since the IMTT Acquisition in July 2014 and prior to the acquisition of the noncontrolling interest, MIC reported IMTT’s EBITDA excluding non-cash items and Free Cash Flow including the 33.3% portion of the Quebec terminal. The contribution from the minority interest was not significant. Therefore, there were no changes to our historical EBITDA excluding non-cash items, Free Cash Flow or results generally as a function of acquiring this noncontrolling interest.